Exhibit 99.3
Western Gas Holdings, LLC

Index to financial statements

Report of Independent Registered Public Accounting Firm	2

Consolidated balance sheet as of December 31, 2008	3

Notes to the consolidated balance sheet	4

Western Gas Holdings, LLC
Report of Independent Registered Public Accounting Firm
The Board of Directors
Western Gas Holdings, LLC (as general partner of Western Gas Partners, LP):
We have audited the accompanying consolidated balance sheet of Western Gas Holdings, LLC and subsidiaries (the Company) as of December 31, 2008. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this consolidated financial statement based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit of a balance sheet includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit of a balance sheet also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the consolidated balance sheet provides a reasonable basis for our opinion.
In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the financial position of Western Gas Holdings, LLC and subsidiaries as of December 31, 2008, in conformity with U.S. generally accepted accounting principles.
/s/ KPMG LLP
Houston, Texas
June 11, 2009

Western Gas Holdings, LLC
CONSOLIDATED BALANCE SHEET

December 31,
2008
(in thousands)

ASSETS
Current Assets
Cash and cash equivalents	$33,802
Accounts receivable, net — third parties	5,878
Accounts receivable — affiliates	3,235
Natural gas imbalance receivables — third parties	389
Natural gas imbalance receivables — affiliates	1,422
Inventory	644
Deferred income taxes	14
Other current assets	491

Total current assets	45,875

Other assets	628
Note receivable — Anadarko	260,000
Property, Plant and Equipment
Cost	680,591
Less accumulated depreciation	162,776

Net property, plant and equipment	517,815
Goodwill	14,436
Equity investment	18,183

Total Assets	$856,937

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$5,544
Natural gas imbalance payable — third parties	244
Natural gas imbalance payable — affiliates	1,198
Accrued ad valorem taxes	1,330
Income taxes payable	146
Accrued liabilities — third parties	7,726
Accrued liabilities — affiliates	153
Equity-based compensation	833

Total current liabilities	17,174
Long-Term Liabilities
Note payable — Anadarko	175,000
Deferred income taxes	1,053
Equity-based compensation	1,667
Asset retirement obligations and other	9,093

Total long-term liabilities	186,813

Total Liabilities	203,987

Commitments and Contingencies (Note 10)

Equity
Member’s equity	8,984
Noncontrolling interests	643,966

Equity	652,950

Total Liabilities and Equity	$856,937

See the accompanying notes to the consolidated balance sheet.

Notes to consolidated balance sheet of Western Gas Holdings, LLC
1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION
Basis of presentation
Western Gas Holdings, LLC, is a Delaware limited liability company formed on August 21, 2007 to become the general partner of Western Gas Partners, LP (the Partnership), a Delaware limited partnership also formed in August 2007. Western Gas Holdings, LLC is a direct wholly owned subsidiary of WGR Holdings, LLC (WGR Holdings), an indirect wholly owned subsidiary of Anadarko Petroleum Corporation.
The “Partnership” as used herein refers to Western Gas Partners, LP and its consolidated subsidiaries. The “Company” as used herein refers to Western Gas Holdings, LLC and its consolidated subsidiaries, including the Partnership. The “General Partner” as used herein refers to Western Gas Holdings, LLC, individually as the general partner of the Partnership and excluding the Partnership itself. “Anadarko” as used herein refers to Anadarko Petroleum Corporation and its consolidated subsidiaries, excluding the General Partner and the Partnership and “affiliates” refers to wholly owned and partially owned subsidiaries of Anadarko, excluding the General Partner and the Partnership.
Description of business
The General Partner owns a 2.0% general partner interest in the Partnership and its primary business purpose is to manage the affairs and operations of the Partnership. The Partnership’s assets consist of nine gathering systems, six natural gas treating facilities, two gas processing facilities and one interstate pipeline. The Partnership’s assets are located in East and West Texas, the Rocky Mountains (Utah and Wyoming) and the Mid-Continent (Kansas and Oklahoma). The Partnership is engaged in the business of gathering, compressing, processing, treating and transporting natural gas for Anadarko and third-party producers and customers.
Initial public offering of the Partnership’s common units
On May 14, 2008, the Partnership closed its initial public offering of 18,750,000 common units at a price of $16.50 per unit. On June 11, 2008, the Partnership issued an additional 2,060,875 common units to the public pursuant to the partial exercise of the underwriters’ over-allotment option. The May 14 and June 11 issuances are referred to collectively as the initial public offering. The common units are listed on the New York Stock Exchange under the symbol “WES.” The Partnership received gross proceeds of $343.4 million from the initial public offering, less $22.3 million for underwriting discounts and structuring fees.
Concurrent with the closing of the initial public offering, Anadarko contributed the assets and liabilities of Anadarko Gathering Company LLC (AGC), Pinnacle Gas Treating LLC (PGT) and MIGC LLC (MIGC) to the Partnership in exchange for 1,083,115 general partner units, representing a 2.0% general partner interest in the Partnership, 100% of the incentive distribution rights (IDRs), 5,725,431 common units and 26,536,306 subordinated units. The general partner units and IDRs are held by the General Partner. AGC, PGT and MIGC are referred to collectively as the initial assets. The common units issued to Anadarko include 751,625 common units issued following the expiration of the underwriters’ over-allotment option and represent the portion of the common units for which the underwriters did not exercise their over-allotment option. See Note 3—Partnership Distributions for information related to the distribution rights of the common and subordinated unitholders and to the IDRs held by the General Partner.
Powder River acquisition
On December 19, 2008, the Partnership acquired certain midstream assets from Anadarko for consideration consisting of $175.0 million cash, which was financed by borrowing $175.0 million from Anadarko pursuant to the terms of a five-year term loan agreement, 2,556,891 common units, which were issued to WGR Holdings, and 52,181 general partner units, which were issued to the General Partner. The acquisition consisted of (i) a 100% ownership interest in the Hilight system, (ii) a 50% interest in the Newcastle system and (iii) a 14.81% limited liability company membership interest in Fort Union Gas Gathering, L.L.C. (Fort Union). These assets are referred to collectively as the Powder River assets and the acquisition is referred to as the Powder River acquisition.
Anadarko acquired MIGC and the Powder River assets in connection with its August 23, 2006 acquisition of Western Gas Resources, Inc. (Western). The acquisition of the initial assets and the Powder River assets were considered transfers of net assets between entities under common control pursuant to the provisions of Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations, (SFAS 141) Appendix D.

Notes to consolidated balance sheet of Western Gas Holdings, LLC
Principles of consolidation
The accompanying consolidated balance sheet of the Company has been prepared in accordance with accounting principles generally accepted in the United States. The consolidated balance sheet includes the accounts of the Company and entities in which it holds a controlling financial interest. The Company consolidates the accounts of the Partnership in accordance with Emerging Issues Task Force (EITF) Issue No. 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights (EITF 04-5). Notwithstanding the General Partner’s consolidation of the Partnership into its consolidated balance sheet pursuant to EITF 04-5, the General Partner is not liable for, and its assets are not available to satisfy, the obligations of the Partnership. All significant intercompany transactions have been eliminated. Investments in non-controlled entities over which the Company exercises significant influence are accounted for using the equity method. The information furnished herein reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair statement of financial position as of December 31, 2008.
Receivables and payables between the Company and Anadarko have been identified in the consolidated balance sheet as balances with affiliates. Please see Note 4—Transactions with Affiliates.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Use of estimates
To conform to accounting principles generally accepted in the United States, management makes estimates and assumptions that affect the amounts reported in the consolidated balance sheet and the notes thereto. These estimates are evaluated on an ongoing basis, utilizing historical experience and other methods considered reasonable in the particular circumstances. Although these estimates are based on management’s best available knowledge at the time, actual results may differ.
Effects on the Company’s business and financial position resulting from revisions to estimates are recognized when the facts that give rise to the revision become known. Changes in facts and circumstances or discovery of new facts or circumstances may result in revised estimates and actual results may differ from these estimates.
Property, plant and equipment
Property, plant and equipment are stated at the lower of historical cost less accumulated depreciation or fair value, if impaired. The Company capitalizes all construction-related direct labor and material costs. The cost of renewals and betterments that extend the useful life of property, plant and equipment is also capitalized. The cost of repairs, replacements and major maintenance projects which do not extend the useful life or increase the expected output of property, plant and equipment is expensed as incurred.
Depreciation is computed over the asset’s estimated useful life using the straight-line method or half-year convention method, based on estimated useful lives and salvage values of assets. Uncertainties that may impact these estimates include, among others, changes in laws and regulations relating to restoration and abandonment requirements, economic conditions and supply and demand in the area. When assets are placed into service, the Company makes estimates with respect to useful lives and salvage values that the Company believes are reasonable. However, subsequent events could cause a change in estimates, thereby impacting future depreciation amounts.
The Company evaluates its ability to recover the carrying amount of its long-lived assets and determines whether its long-lived assets have been impaired. Impairment exists when the carrying amount of an asset exceeds estimates of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. When alternative courses of action to recover the carrying amount of a long-lived asset are under consideration, estimates of future undiscounted cash flows take into account possible outcomes and probabilities of their occurrence. If the carrying amount of the long-lived asset is not recoverable, based on the estimated future undiscounted cash flows, the impairment loss is measured as the excess of the asset’s carrying amount over its estimated fair value, such that the asset’s carrying amount is adjusted to its estimated fair value with an offsetting charge to operating expense.
Fair value represents the estimated price between market participants to sell an asset in the principal or most advantageous market for the asset, based on assumptions a market participant would make. When warranted, management assesses the fair value of long-lived assets using commonly accepted techniques and may use more than one source in making such assessments. Sources used to determine fair value include, but are not limited to, recent third-party comparable sales, internally developed discounted cash flow analyses and analyses from outside advisors. Significant changes, such as changes in contract rates or terms, the condition of an asset, or management’s intent to utilize the asset generally require management to reassess the cash flows related to long-lived assets.

Notes to consolidated balance sheet of Western Gas Holdings, LLC
Equity-method investment
Fort Union is a partnership among Copano Pipelines/Rocky Mountains, LLC (37.04%), Crestone Powder River L.L.C. (37.04%), Bargath, Inc. (11.11%) and the Partnership (14.81%). Fort Union owns a gathering pipeline and treating facilities in the Powder River Basin. Anadarko is the construction manager and physical operator of the Fort Union facilities.
The Company’s investment in Fort Union is accounted for under the equity method of accounting. Certain business decisions, including, but not limited to, decisions with respect to significant expenditures or contractual commitments, annual budgets, material financings, dispositions of assets or amending the owners’ firm gathering agreements, require either 65% or unanimous approval of the owners.
Management evaluates its equity-method investment for impairment whenever events or changes in circumstances indicate that the carrying value of such investment may have experienced a decline in value that is other than temporary. When evidence of loss in value has occurred, management compares the estimated fair value of the investment to the carrying value of the investment to determine whether the investment has been impaired. Management assesses the fair value of equity-method investments using commonly accepted techniques, and may use more than one method, including, but not limited to, recent third party comparable sales and discounted cash flow models. If the estimated fair value is less than the carrying value, the excess of the carrying value over the estimated fair value is recognized as an impairment loss.
The investment balance at December 31, 2008 includes $3.0 million for the purchase price allocated to the investment in Fort Union in excess of Western’s historic cost basis. This balance was attributed to the difference between the fair value and book value of Fort Union’s gathering and treating facilities and is being amortized over the remaining life of those facilities.
At December 31, 2008, Fort Union had expansion projects under construction and had project financing debt of $117.1 million outstanding, which is not guaranteed by the members. Fort Union’s lender has a lien on the Company’s interest in Fort Union.
Operating segments
The Company’s operations are organized into a single business segment, the assets of which consist of natural gas gathering and processing systems, treating facilities, a pipeline and related plant and equipment.
Goodwill
Goodwill represents the excess of the purchase price of an entity over the estimated fair value of the identifiable assets acquired and liabilities assumed. As of December 31, 2008, $4.8 million of goodwill is attributed to the Company’s transportation reporting unit and $9.6 million of goodwill is attributed to the Company’s gathering and processing reporting unit. None of this goodwill is deductible for income tax purposes.
The Company evaluates whether goodwill has been impaired. Impairment testing is performed annually as of October 1, unless facts and circumstances make it necessary to test more frequently. The Company has determined that it has one operating segment and two reporting units and, accordingly, goodwill is assessed for impairment at the reporting unit level. Goodwill impairment assessment is a two-step process. Step one focuses on identifying a potential impairment by comparing the fair value of the reporting unit with the carrying amount of the reporting unit. If the fair value of the reporting unit exceeds its carrying amount, no further action is required. However, if the carrying amount of the reporting unit exceeds its fair value, goodwill is written down to the implied fair value of the goodwill through a charge to operating expense based on a hypothetical purchase price allocation.
Asset retirement obligations
Management recognizes a liability based on the estimated costs of retiring tangible long-lived assets. The liability is recognized at its fair value measured using expected discounted future cash outflows of the asset retirement obligation when the obligation originates, which generally is when an asset is acquired or constructed. The carrying amount of the associated asset is increased commensurate with the liability recognized. Accretion expense is recognized over time as the discounted liability is accreted to its expected settlement value. Subsequent to the initial recognition, the liability is adjusted for any changes in the expected value of the retirement obligation (with a corresponding adjustment to property, plant and equipment) and for accretion of the liability due to the passage of time, until the obligation is settled. If the fair value of the estimated asset retirement obligation changes, an adjustment is recorded for both the asset retirement obligation and the associated asset carrying amount. Revisions in estimated asset retirement obligations may result from changes in estimated inflation rates, discount rates, retirement costs and the estimated timing of settling asset retirement obligations.

Notes to consolidated balance sheet of Western Gas Holdings, LLC
Natural gas imbalances
The consolidated balance sheet includes natural gas imbalance receivables and payables resulting from differences in gas volumes received into the Partnership’s systems and gas volumes delivered by the Partnership to customers. Natural gas volumes owed to or by the Partnership that are subject to monthly cash settlement are valued according to the terms of the contract as of the balance sheet date, and generally reflect market index prices. Other natural gas volumes owed to or by the Partnership are valued at the Partnership’s weighted average cost of natural gas as of the balance sheet date and are settled in-kind.
Inventory
The cost of natural gas and natural gas liquids (NGLs) inventories are determined by the weighted average cost method on a location-by-location basis. Inventory is accounted for at the lower of weighted average cost or market value.
Environmental expenditures
Environmental expenditures related to operations that generate current or future revenues are expensed or capitalized, as appropriate. Liabilities are recorded when the necessity for environmental remediation becomes probable and the costs can be reasonably estimated, or when other potential environmental liabilities are probable and can be reasonably estimated.
Cash equivalents
The Company considers all highly liquid investments with an original maturity date of three months or less to be cash equivalents. The Company had approximately $33.8 million of cash and cash equivalents as of December 31, 2008.
Bad-debt reserve
The Company’s revenues are primarily from Anadarko, for which no credit limit is maintained. The Company analyzes its exposure to bad debt on a customer-by-customer basis for its third-party accounts receivable and may establish credit limits for significant third-party customers. For third-party accounts receivable, the amount of bad-debt reserve at December 31, 2008 was approximately $53,000.
Equity-based compensation
Concurrent with the closing of the initial public offering, phantom unit awards were granted to independent directors of the General Partner under the Western Gas Partners, LP 2008 Long-Term Incentive Plan (LTIP), which permits the issuance of up to 2,250,000 units. Upon vesting of each phantom unit, the holder will receive common units of the Partnership or, at the discretion of the General Partner’s board of directors, cash in an amount equal to the market value of common units of the Partnership on the vesting date. SFAS No. 123(R), Share-Based Payment (revised 2004) (SFAS 123(R)), requires companies to recognize stock-based compensation as an operating expense. The Partnership amortizes stock-based compensation expense attributable to awards granted under the LTIP over the vesting periods applicable to the awards.
Under the Western Gas Holdings, LLC Equity Incentive Plan as amended and restated (Incentive Plan), participants are granted Unit Value Rights (UVRs), Unit Appreciation Rights (UARs) and Dividend Equivalent Rights (DERs). UVRs granted under the Incentive Plan are valued at $50 per UVR, vest ratably over three years, or earlier in connection with certain other events, and become payable in cash by the General Partner no later than 30 days subsequent to vesting. UARs granted under the Incentive Plan vest ratably over three years or earlier in connection with certain other events, become payable no later than 30 days subsequent to exercise by the participant and expire upon the earlier of the 90th day subsequent to the participant’s voluntary termination or 10 years from the date of grant. DERs granted under the Incentive Plan vest upon the occurrence of certain events, become payable no later than 30 days subsequent to vesting and expire 10 years from the date of grant. See Note 5—Equity-Based Compensation.
Income taxes
The General Partner and the Partnership generally are not subject to federal or state income tax. The Partnership is subject to a Texas margin tax and the Partnership makes payments to Anadarko pursuant to the tax sharing agreement entered into between Anadarko and the Partnership for its share of Texas margin tax that are included in any combined or consolidated returns filed by Anadarko. Accordingly, the Company’s consolidated deferred tax liability consists of the Partnership’s estimated liability for this tax. The aggregate difference in the basis of the Company’s assets for financial and tax reporting purposes cannot be readily determined as we do not have access to information about each partner’s tax attributes.
Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (FIN 48), became effective January 1, 2007. FIN 48 defines the criteria an

Notes to consolidated balance sheet of Western Gas Holdings, LLC individual tax position must meet for any part of the benefit of that position to be recognized in the financial statements. The Company has no material uncertain tax positions at December 31, 2008.
Noncontrolling interests in the Partnership
Noncontrolling interests on the Company’s consolidated balance sheet represents affiliate and public ownership interests in the Partnership’s net assets through (1) the Partnership’s publicly traded common units owned by the public and (2) the Partnership’s common and subordinated units owned by Anadarko. The noncontrolling interests in the Company’s consolidated balance sheet reflects the sum of the allocation of the Partnership’s net income to the limited partners and contributions to the Partnership from the limited partners, partially offset by distributions paid to the limited partners.
As of December 31, 2008, the Partnership had 29,093,197 common units and 26,536,306 subordinated units outstanding. Anadarko indirectly held 8,282,322 common units and 26,536,306 subordinated units, representing an aggregate 61.3% limited partner interest in the Partnership. The public held 20,810,875 common units, representing a 36.7% limited partner interest in the Partnership.
New accounting standards
The following new accounting standards were recently adopted by the Company:
SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin No. 51 (SFAS 160). The Company adopted SFAS 160 effective January 1, 2009 with respect to transactions involving noncontrolling financial interests that occur on or after January 1, 2009. SFAS 160 establishes new accounting and reporting standards for noncontrolling interests in a subsidiary and for the deconsolidation of subsidiaries. Specifically, this statement requires the recognition of noncontrolling interests (formerly referred to as minority interests) as a component of consolidated equity. SFAS 160 establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation. Dispositions of subsidiary stock are now required to be accounted for as equity transactions. The presentation and disclosure provisions of SFAS 160 must be applied retrospectively. Accordingly, the Company’s balance sheet as of December 31, 2008 reflects the adoption of SFAS 160.
SFAS No. 157, Fair Value Measurements (SFAS 157). In September 2006, the FASB issued SFAS 157, which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements. However, in some cases, the application of SFAS 157 changed the Company’s historical practice for measuring fair values under other accounting pronouncements that require or permit fair value measurements. As originally issued, SFAS 157 was effective as of January 1, 2008 and must be applied prospectively, except in certain cases, to the Company. The FASB issued FSP FAS 157-2, which delayed the effective date of SFAS 157 to January 1, 2009 for nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The Company adopted SFAS 157 effective January 1, 2008. Adoption of SFAS 157 did not have a material impact on the Company’s consolidated financial position.
Recently issued accounting standards not yet adopted
The following new accounting standards have been issued, but had not been adopted by the Company as of December 31, 2008:
SFAS No. 141 (revised 2007), Business Combinations (SFAS 141(R)). In December 2007, the FASB issued SFAS 141(R) which applies fair value measurement in accounting for business combinations, expands financial disclosures, defines an acquirer and modifies the accounting for some business combinations items. Under SFAS 141(R), an acquirer will be required to record 100% of assets and liabilities, including goodwill, contingent assets and contingent liabilities, at their fair value. This replaces the cost allocation process applied under SFAS 141. In addition, contingent consideration must also be recognized at fair value at the acquisition date. Acquisition-related costs will be expensed rather than treated as an addition to the assets being acquired and restructuring costs will be recognized separately from the business combination. SFAS 141(R) did not change the accounting for transfers of assets between entities under common control. SFAS 141(R) applies to the Company prospectively for business combinations with an acquisition date on or after January 1, 2009.
EITF Issue No. 08-6, Accounting for Equity Method Investments Considerations (EITF 08-6). In November 2008, the EITF issued EITF 08-6, which clarifies that an equity method investor is required to continue to recognize an other-than-temporary impairment of its investment in accordance with Accounting Principles Board Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock. Also, an equity method investor should not separately test an investee’s underlying assets for impairment. However, an equity method investor should recognize its share of an impairment charge recorded by an investee. EITF 08-6 is effective for the Company on a prospective basis on January 1, 2009 and for interim periods beginning with the first quarter of 2009.

Notes to consolidated balance sheet of Western Gas Holdings, LLC
3. PARTNERSHIP DISTRIBUTIONS
The partnership agreement requires that, within 45 days subsequent to the end of each quarter, beginning with the quarter ended June 30, 2008, the Partnership distribute all of its available cash (described below) to unitholders of record on the applicable record date. The Partnership paid cash distributions to its unitholders of $0.4582 per unit during the year ended December 31, 2008, or $24.8 million in aggregate including approximately $496,000 of distributions paid to the General Partner. This amount consists of a $0.30 per unit quarterly distribution prorated for the 48-day period beginning on May 14, 2008 and ending on June 30, 2008, or $0.1582 per unit, and a $0.30 per unit distribution for the quarter ended on September 30, 2008. See also Note 11—Subsequent Events concerning distributions paid in February and May of 2009.
Available cash
The amount of available cash (as defined in the partnership agreement) generally is all cash on hand at the end of the quarter, less the amount of cash reserves established by the General Partner to provide for the proper conduct of the Partnership’s business, including reserves to fund future capital expenditures, to comply with applicable laws, the Partnership’s debt instruments or other agreements, or to provide funds for distributions to the Partnership’s unitholders and to the General Partner for any one or more of the next four quarters. Working capital borrowings generally include borrowings made under a credit facility or similar financing arrangement. It is intended that working capital borrowings be repaid within 12 months. In all cases, working capital borrowings are used solely for working capital purposes or to fund distributions to partners.
Minimum quarterly distributions
The partnership agreement provides that, during a period of time referred to as the “subordination period,” the common units are entitled to distributions of available cash each quarter in an amount equal to the “minimum quarterly distribution,” which is $0.30 per common unit, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash are permitted on the subordinated units. Furthermore, arrearages do not apply to subordinated units and therefore will not be paid on the subordinated units. The effect of the subordinated units is to increase the likelihood that, during the subordination period, available cash is sufficient to fully fund cash distributions on the common units in an amount equal to the minimum quarterly distribution.
The subordination period will lapse at such time when the Partnership has paid at least $0.30 per quarter on each common unit, subordinated unit and general partner unit for any three consecutive, non-overlapping four-quarter periods ending on or after June 30, 2011. Also, if the Partnership has paid at least $0.45 per quarter (150% of the minimum quarterly distribution) on each outstanding common unit, subordinated unit and general partner unit for each calendar quarter in a four-quarter period, the subordination period will terminate automatically. The subordination period will also terminate automatically if the General Partner is removed without cause and the units held by the General Partner and its affiliates are not voted in favor of such removal. When the subordination period lapses or otherwise terminates, all remaining subordinated units will convert into common units on a one-for-one basis and the common units will no longer be entitled to preferred distributions on prior-quarter distribution arrearages. All subordinated units are held indirectly by Anadarko.
General partner interest and incentive distribution rights
The General Partner is currently entitled to 2.0% of all quarterly distributions that the Partnership makes prior to its liquidation. After distributing amounts equal to the minimum quarterly distribution to common and subordinated unitholders and distributing amounts to eliminate any arrearages to common unitholders, the General Partner is entitled to incentive distributions if the amount the Partnership distributes with respect to any quarter exceeds specified target levels shown below:

		Marginal Percentage
	Total Quarterly Distribution	Interest in Distributions
	Target Amount	Unitholders	General Partner

Minimum Quarterly Distribution	$0.300	98%	2%
First Target Distribution	up to $0.345	98%	2%
Second Target Distribution	above $0.345 up to $0.375	85%	15%
Third Target distribution	above $0.375 up to $0.450	75%	25%
Thereafter	above $0.45	50%	50%
The table above assumes that the General Partner maintains its 2% general partner interest, that there are no arrearages on common units and the general partner continues to own the IDRs. The maximum distribution sharing percentage of 50.0% includes distributions paid to the General Partner on its 2.0% general partner interest and does not include any distributions that the General Partner may receive on limited partner units that it owns or may acquire.

Notes to consolidated balance sheet of Western Gas Holdings, LLC
4. TRANSACTIONS WITH AFFILIATES
Affiliate transactions
The Partnership provides natural gas gathering, compression, treating and transportation services to Anadarko, which results in affiliate transactions. A portion of the General Partner’s and the Partnership’s expenditures were paid by or to Anadarko, which also resulted in affiliate transactions. In addition, contributions to and distributions from Fort Union were paid or received by Anadarko, resulting in affiliate transactions.
Contribution of the initial assets and the Powder River assets to the Partnership
Concurrent with the closing of the initial public offering in May 2008, Anadarko contributed the assets and liabilities of the initial assets to the Partnership in exchange for general partner and limited partner interests. In connection with the Powder River acquisition in December 2008, Anadarko contributed the Powder River assets to the Partnership for consideration consisting of $175.0 million cash and additional common units and general partner units. See Note 1—Description of Business and Basis of Presentation.
Note receivable from Anadarko
Concurrent with the closing of the initial public offering, the Partnership loaned $260.0 million to Anadarko in exchange for a 30-year note bearing interest at a fixed annual rate of 6.50%. Interest on the note is payable quarterly.
Term Loan Agreement with Anadarko
Concurrent with the closing of the Powder River acquisition, the Partnership entered into a five-year, $175.0 million term loan agreement with Anadarko which calls for interest at a fixed rate of 4.0% for the first two years and a floating rate of interest at three-month LIBOR plus 150 basis points for the final three years. The Partnership has the option to repay the amount due in whole or in part commencing upon the second anniversary of the term loan agreement. The provisions of the term loan agreement are non-recourse to the General Partner and the Partnership’s limited partners and contain customary events of default, including (i) nonpayment of principal when due or nonpayment of interest or other amounts within three business days of when due; (ii) certain events of bankruptcy or insolvency with respect to the Partnership; or (iii) a change of control.
Credit facilities
In March 2008, Anadarko entered into a five-year $1.3 billion credit facility under which the Partnership may borrow up to $100.0 million. Concurrent with the closing of the initial public offering, the Partnership entered into a two-year $30.0 million working capital facility with Anadarko as the lender. See Note 9—Debt for more information on these credit facilities.
Omnibus agreement
Concurrent with the closing of the initial public offering, the General Partner and the Partnership entered into an omnibus agreement with Anadarko that addresses the following:
•	Anadarko’s obligation to indemnify the Partnership for certain liabilities and the Partnership’s obligation to indemnify Anadarko for certain liabilities;

•	the Partnership’s obligation to reimburse Anadarko for all expenses incurred or payments made on the Partnership’s behalf in conjunction with Anadarko’s provision of general and administrative services to the Partnership, including salary and benefits of the General Partner’s executive management and other Anadarko personnel and general and administrative expenses which are attributable to the Partnership’s status as a separate publicly traded entity;

•	the Partnership’s obligation to reimburse Anadarko for all insurance coverage expenses it incurs or payments it makes with respect to the Partnership’s assets; and

•	the Partnership’s obligation to reimburse Anadarko for the Partnership’s allocable portion of commitment fees that Anadarko incurs under its $1.3 billion credit facility.
Pursuant to the omnibus agreement, Anadarko performs centralized corporate functions for the Partnership, such as legal, accounting, treasury, cash management, investor relations, insurance administration and claims processing, risk management, health, safety and environmental, information technology, human resources, credit, payroll, internal audit, tax, marketing and midstream administration. The Partnership’s reimbursement to Anadarko for certain general and administrative expenses allocated to the Partnership is capped at $6.65 million annually through December 31, 2009, subject to adjustment to reflect changes in the Consumer Price Index and to reflect expansions of the Partnership’s operations through the acquisition or

Notes to consolidated balance sheet of Western Gas Holdings, LLC construction of new assets or businesses. The cap contained in the omnibus agreement does not apply to incremental general and administrative expenses allocated to or incurred by the Partnership as a result of being a publicly traded partnership.
Services and secondment agreement
Concurrent with the closing of the initial public offering, the General Partner and Anadarko entered into a services and secondment agreement pursuant to which specified employees of Anadarko are seconded to the General Partner to provide operating, routine maintenance and other services with respect to the assets owned and operated by the Partnership under the direction, supervision and control of the General Partner. Pursuant to the services and secondment agreement, the Partnership will reimburse Anadarko for services provided by the seconded employees. The initial term of the services and secondment agreement is 10 years and the term will automatically extend for additional twelve-month periods unless either party provides 180 days written notice otherwise before the applicable twelve-month period expires.
Tax sharing agreement
Concurrent with the closing of the initial public offering, the Partnership and Anadarko entered into a tax sharing agreement pursuant to which the Partnership reimburses Anadarko for the Partnership’s share of Texas margin tax borne by Anadarko as a result of the Partnership’s results being included in a combined or consolidated tax return filed by Anadarko with respect to periods subsequent to May 14, 2008. Anadarko may use its tax attributes to cause its combined or consolidated group, of which the Partnership may be a member for this purpose, to owe no tax. However, the Partnership is nevertheless required to reimburse Anadarko for the tax the Partnership would have owed had the attributes not been available or used for the Partnership’s benefit, irrespective of whether Anadarko pays taxes for the period.
Allocation of costs
The employees supporting the Partnership’s operations are employees of Anadarko. Anadarko charges the Partnership its allocated share of personnel costs, including costs associated with Anadarko’s non-contributory defined pension and postretirement plans and defined contribution savings plan, through the management services fee or pursuant to the omnibus agreement and services and secondment agreement described above.
Summary of affiliate transactions
The following table summarizes affiliate balances (in thousands).

As of
December 31, 2008

Receivables from and payables to affiliates
Accounts receivable	$3,235
Natural gas imbalance receivables	1,422
Note receivable from Anadarko	260,000
Natural gas imbalance payable	1,198
Accrued liabilities	153
Note payable to Anadarko	175,000
5. EQUITY-BASED COMPENSATION
Pursuant to SFAS 123(R), grants made under equity-based compensation plans result in equity-based compensation expense which is determined, in part, by reference to the fair value of equity compensation as of the date of the relevant equity grant.
In April 2008, the General Partner awarded to its executive officers an aggregate of 50,000 UVRs, UARs and DERs under its Incentive Plan. The units will vest over three years. The following table summarizes information regarding the Incentive Plan awards for the year ended December 31, 2008:

Units outstanding at beginning of period	—
Granted	50,000
Vested	(—)

Units outstanding at end of period	50,000

Weighted average grant date fair value per unit	$50.00

The Incentive Plan awards were valued by multiplying the number of units awarded by the current per-unit valuation on the date of grant of $50.00, assuming no forfeitures. The value per unit was based on the estimated fair value of the General Partner using a hybrid discounted cash flow and multiples valuation approach.

Notes to consolidated balance sheet of Western Gas Holdings, LLC
6. INCOME TAXES
The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are as follows:

Year Ended
December 31, 2008
(in thousands)
Net operating loss and credit carryforwards	$14

Net current deferred income tax assets	14

Depreciable property	(1,652)
Equity investment	—
Net operating loss and credit carryforwards	599

Net long-term deferred income tax liabilities	(1,053)

Total net deferred income tax liabilities	$(1,039)

Credit carryforwards, which are available for utilization on future income tax returns, are as follows:

	December 31,	Statutory
	2008	Expiration
	(in thousands)
State credit	$613	2027
7. PROPERTY, PLANT AND EQUIPMENT
A summary of the historical cost of the Company’s property, plant and equipment is as follows:

	Estimated
	useful life	December 31, 2008
		(dollars in thousands)
Land	n/a	$354
Gathering systems	15 to 25 years	585,304
Pipeline and equipment	30 to 34.5 years	85,598
Assets under construction	n/a	7,690
Other	3 to 25 years	1,645

Total property, plant and equipment		680,591
Accumulated depreciation		162,776

Total net property, plant and equipment		$517,815

The cost of property classified as “Assets under construction” is excluded from capitalized costs being depreciated. This amount represents property elements that are works-in-progress and not yet suitable to be placed into productive service as of the balance sheet date.
8. ASSET RETIREMENT OBLIGATIONS
The following table provides a summary of changes in asset retirement obligations. Revisions in estimates for the period presented relate primarily to revisions of current cost estimates, inflation rates and discount rates.

Year Ended
December 31, 2008
(in thousands)
Carrying amount of asset retirement obligations at beginning of period	$10,534
Additions	1,327
Accretion expense	775
Revisions in estimates	(3,543)

Carrying amount of asset retirement obligations at end of period	$9,093

Notes to consolidated balance sheet of Western Gas Holdings, LLC
9. DEBT
In March 2008, Anadarko entered into a five-year $1.3 billion credit facility under which the Partnership may borrow up to $100.0 million to the extent that sufficient amounts remain unborrowed by Anadarko. As of December 31 2008, the full $100.0 million was available for borrowing by the Partnership. Interest on borrowings under the credit facility is calculated based on the election by the borrower of either: (i) a floating rate equal to the federal funds effective rate plus 0.50% or (ii) a periodic fixed rate equal to LIBOR plus an applicable margin. The applicable margin, which was 0.44% at December 31, 2008, and the commitment fees on the facility are based on Anadarko’s senior unsecured long-term debt rating. Under the credit facility, the Partnership and Anadarko are required to comply with certain covenants, including a financial covenant that requires Anadarko to maintain a debt-to-capitalization ratio of 65% or less. As of December 31, 2008, Anadarko and the Partnership were in compliance with all covenants. Should the Partnership or Anadarko fail to comply with any covenant in Anadarko’s credit facility, the Partnership may not be permitted to borrow under the credit facility. Anadarko is a guarantor of all borrowings under the credit facility, including the Partnership’s borrowings. The Partnership is not a guarantor of Anadarko’s borrowings under the credit facility.
Concurrent with the closing of the initial public offering, the Partnership entered into a two-year $30.0 million working capital facility with Anadarko as the lender. At December 31, 2008, no borrowings were outstanding under the working capital facility. The facility is available exclusively to fund working capital borrowings. Borrowings under the facility will bear interest at the same rate as would apply to borrowings under the Anadarko credit facility described above. The Partnership is required to reduce all borrowings under the working capital facility to zero for a period of at least 15 consecutive days at least once during each of the twelve-month periods prior to the maturity date of the facility.
In December 2008, the Partnership entered into a five-year $175.0 million term loan agreement with Anadarko in order to finance the Powder River acquisition. See Note 4—Transactions with Affiliates.
10. COMMITMENTS AND CONTINGENCIES
Environmental
The Partnership is subject to federal, state and local regulations regarding air and water quality, hazardous and solid waste disposal and other environmental matters. Management believes there are no such matters that will have a material adverse effect on the Partnership’s financial position.
Litigation and legal proceedings
From time to time, the Partnership is involved in legal, tax, regulatory and other proceedings in various forums regarding performance, contracts and other matters that arise in the ordinary course of business. Management is not aware of any such proceeding for which a final disposition could have a material adverse effect on the Partnership’s financial position.
Lease commitments
During 2008, Anadarko entered into a new third-party lease for office space used by the Company. The office lease expires in January 2010 and there is no purchase option at the termination of the lease. Future minimum rental payments under the office lease are approximately $149,000 and $9,000 for the years ended December 31, 2009 and 2010, respectively.
11. SUBSEQUENT EVENTS
A cash distribution of $0.30 per unit, or $17.0 million in aggregate including approximately $341,000 of distributions to the General Partner, was paid to the Partnership’s unitholders on February 13, 2009. A cash distribution of $0.30 per unit, or $17.0 million in aggregate including approximately $341,000 of distributions to the General Partner, was paid to the Partnership’s unitholders on May 15, 2009.